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                               STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made as of April 8, 1998, by and among Dura Automotive Systems (U.K.), Ltd., a private United Kingdom corporation ("BUYER"), and each of the Persons listed on the signature pages hereto (collectively, "SELLERS"). Capitalized terms used but not otherwise defined herein are defined in SECTION 10 hereof.

          Sellers and the Other Sellers collectively either legally and beneficially own, or are entitled to transfer (or otherwise able to procure the transfer of) the legal and beneficial ownership of, all of the outstanding ordinary shares of US$1 each (the "DOLLAR ORDINARY SHARES") and ordinary shares of L1 each (the "STERLING ORDINARY SHARES" and, collectively with the Dollar Ordinary Shares, the "COMPANY STOCK") of Trident Automotive plc, registered in England No. 3437197 (the "COMPANY"). This Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding shares of Company Stock held by such Sellers in exchange for cash, as set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          Section 1.     PURCHASE AND SALE OF COMPANY STOCK.

          1.1 PURCHASE AND SALE. Pursuant to the terms and subject to the conditions set forth herein, at the Closing (as defined below), each Seller shall sell and transfer to Buyer and Buyer shall purchase from such Seller
(i) all of the outstanding Dollar Ordinary Shares that such Seller holds free and clear of all Liens, for an aggregate purchase price for all Sellers of
(x) $85,000,000, less (y) the aggregate amount, expressed in Dollars, of payments made to the Other Sellers in respect of the purchase price for their Company Stock pursuant to the separate stock purchase agreements dated the date hereof (which for the avoidance of doubt, shall not include payments to be made in connection with the cancellation of options granted by the Company) and (ii) all of the outstanding Sterling Ordinary Shares that such Seller holds free and clear of all Liens for an aggregate purchase price for all Sellers of $93,312 (the payments set forth in clauses (i) and (ii), the "PURCHASE PRICE"). The Purchase Price shall be divided among Sellers in proportion to their respective ownership of the Company Stock outstanding as of the Closing Date as set opposite such Sellers' name on the signature pages hereto.


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          1.2  THE CLOSING.

          (a) THE CLOSING DATE. The closing of the purchase and sale of the Company Stock (the "CLOSING") shall take place at the offices of Kirkland & Ellis in Chicago, at 9:00 a.m. local time on the later of (i) April 30, 1998 or (ii) the fifth Business Day following the satisfaction or waiver of all conditions set forth in SECTIONS 3 and 4 hereof, or at such other place or on such other date as is mutually acceptable to Buyer, on the one hand, and UBS Capital BV and Canven (C.I.) Limited, as managing general partner of The Phildrew Ventures Fourth Fund (the "DESIGNATED SELLERS"), on the other hand. The date and time of the Closing hereunder is referred to herein as the "CLOSING DATE."

          (b) THE CLOSING TRANSFERS. Subject to the terms and conditions set forth herein:

          (i)  at the Closing, each Seller shall deliver to Buyer or its nominee
     (i) executed transfers in respect of the Company Stock to be sold and transferred by such Seller and (ii) certificates representing all of the shares of the Company Stock held by such Seller; and

          (ii) at the Closing, Buyer shall pay an aggregate amount equal to the Purchase Price to Sellers apportioned between Sellers in accordance with
     SECTION 1.1, by wire transfer of immediately available funds to accounts designated by the Designated Sellers at least two Business Days prior to the Closing Date.

          Section 2.     COVENANTS OF SELLER.

          2.1 AFFIRMATIVE COVENANTS OF SELLERS. Between the date hereof and the Closing, unless Buyer otherwise agrees in writing, each Seller will cause the Company and its Subsidiaries to:

          (a) except as set forth in SCHEDULE 2.1(a), maintain the Company's and each Subsidiary's books and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, perform all maintenance and repairs necessary to maintain its facilities and equipment in good operating condition (normal wear and tear excepted), maintain insurance, continue to make capital expenditures substantially in accordance with its budget to support the Company and each Subsidiary's ongoing business operation and otherwise conduct its business, in each case in the ordinary course of business;

          (b) except as set forth in SCHEDULE 2.1(b), use reasonable best efforts to (i) preserve, in all material respects, present business relationships with all customers, suppliers and distributors of the Company and its Subsidiaries, to the extent

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such relationships are beneficial to the Company and its Subsidiaries and their business, and (ii) keep available the services of current employees of the Company and its Subsidiaries both before and after the Closing; and

          (c) comply in all material respects with all material Legal Requirements and Material Contracts applicable to its operations and business.

          2.2 CERTAIN ADDITIONAL AFFIRMATIVE COVENANTS OF SELLERS. Between the date hereof and the Closing, unless Buyer otherwise agrees in writing, each Seller will, and will cause the Company and its Subsidiaries to, take actions required to effect the following:

          (a) at or prior to the Closing, terminate (without any Liability to the Company or any of its Subsidiaries) all Contracts designated with a single asterisk on SCHEDULE 5.9;

          (b) permit, and cause its officers, directors, employees and agents (including attorneys and accountants) to permit, Buyer and their lenders and their respective authorized representatives to have reasonable access at reasonable times (during normal business hours upon reasonable advance notice) to the Company and each Subsidiary's books, records, invoices, contracts, leases, personnel, facilities, equipment and other things reasonably related to the business and assets of the Company and its Subsidiaries, wherever located, and provide to the foregoing Persons such financial and other information and assistance, all as the foregoing Persons may from time to time reasonably request;

          (c) (i) promptly (upon Sellers' Knowledge thereof and without any duty of inquiry) inform Buyer in writing if, at any time it believes it would be unable to comply with its obligations under SECTION 3.12 to deliver a certificate to the effect that the conditions specified in SECTIONS 3.1, 3.2, the second sentence of 3.7 and 3.10 have been satisfied and (ii) within 10 days following the date hereof, deliver a revised SCHEDULE 5.4, SCHEDULE 5.13(a) and SCHEDULE 5.13(b) to Buyer which is updated to give effect to the removal of the reference to "Sellers' Knowledge" in SECTION 5.4, SECTION 5.13(a) and SECTION 5.13(b), respectively;

          (d) cooperate with Buyer and use their reasonable best efforts to make all registrations, filings, submissions and applications, to give all notices and to obtain all other waivers, approvals, non-actions and other Consents that are required, or reasonably requested by Buyer, to be made or obtained by a Seller, the Company or a Subsidiary of the Company to satisfy the condition set forth in SECTION 3.4 (including by providing all information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR ACT") and similar Legal Requirements of any other applicable jurisdictions) and use its reasonable best efforts to cause the other conditions to Buyer's obligation to close that are within its control to be satisfied; PROVIDED, that, Sellers will not, and will cause the Company and its Subsidiaries to not, offer or pay any consideration in order to obtain any such Consents, and will not make any arrangement or understanding affecting the Company or any Subsidiary of the Company as a condition for obtaining any such Consents, without the prior written approval of Buyer (and shall not be required to make any such payment if approval of Buyer is not obtained);

          (e) provide to Buyer for its review prior to the transmission thereof copies of all financial statements, proxy statements, offering memoranda, registration statements, all regular, special or periodic reports and other correspondence which the Company or any of its officers or directors (x) proposes to file with the Securities and Exchange Commission or with any securities exchange on which any of its securities are proposed to be (or in the process of being) listed or (y) proposes to distribute to its current or prospective holders of the 10% Senior Subordinated Notes;

          (f) comply in all material respects with all of its obligations under the Registration Rights Agreement, dated as of December 12, 1997 (the "REGISTRATION RIGHTS AGREEMENT"), relating to the 10% Senior Subordinated Notes and the Indenture, dated as of December 12, 1997, pursuant to which the 10% Senior Subordinated Notes were issued, among the Company, the Guarantors named therein and the Initial Purchasers (as defined in the Registration Rights Agreement) and use its reasonable best efforts to avoid a Registration Default (as defined therein);

          (g) not prepay or repay any principal amount of any Indebtedness other than outstanding Indebtedness under the Company's Revolver and the Company's swingline under the Credit Facility, intercompany Indebtedness and scheduled repayments of third party Indebtedness, in each case in the ordinary course of business; and

          (h) use reasonable efforts to continue to take such actions as are necessary to complete the matters referred to on SCHEDULE 5.12(b), EXCEPT AS OTHERWISE PROVIDED ON SUCH SCHEDULE, including filing in the appropriate patent and trademark offices those assignment documents executed pursuant to and in connection with the FKI Acquisition Agreement and the filing of any change of name certificates or merger certificates.

          2.3 NEGATIVE COVENANTS OF SELLERS. Between the date hereof and the Closing without Buyer's prior written consent, no Seller will take any action to, and each Seller shall cause the Company or any of its Subsidiaries to not:

          (a) pay any dividend or make any similar distribution, redeem, purchase or otherwise acquire, directly or indirectly, any

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shares of its capital stock, or make any loan or enter into any transaction with or distribute any assets or property to or on behalf of, or otherwise make any payment to or on behalf of, any of its officers, directors, shareholders, Affiliates or other Insiders (as defined in SECTION 5.9) (other than (i) base compensation, accrued bonuses, benefit payments and expense reimbursement, in each case, paid to its officers or directors that are not affiliated with a Designated Seller in the ordinary course of business, (ii) inter-company loans among the Company and its Subsidiaries made and repaid in the ordinary course of business and (iii) dividends or other distributions paid by any Subsidiary of the Company to the Company or Subsidiary thereof in the ordinary course of business);

          (b) sell, lease, license or otherwise dispose of any interest in any of the material, tangible or intangible, assets of the Company or its Subsidiaries (other than sales of inventory and obsolete equipment in the ordinary course of business), or permit any of the assets or property of the Company or its Subsidiaries to be subjected to any new Lien (other than in the ordinary course of business);

          (c) (i) enter into, terminate, modify or amend in any material respect any Material Contract except in the ordinary course of business, (ii) terminate, modify or amend in any material respect any Consent of, with or to any Governmental Entity or (iii) modify or amend the Company's or any Subsidiary's charter documents or bylaws;

          (d) (i) except for items 6 and 7 of SCHEDULE 5.16, grant any bonus or increase in the compensation or benefits of any employee or officer of the Company or any Subsidiary thereof, except as contemplated by SECTION 2.3(a) (other than in the ordinary course of business, and not in contemplation of this transaction contemplated hereby) or (ii) except as contemplated by
SECTION 2.2(h), enter into, amend, modify or terminate any Plan or Compensation Commitment (as defined below);

          (e) except as contemplated by this Agreement, disclose any proprietary confidential information to any Person except in the ordinary course of business or where required by applicable Legal Requirements, or waive any rights of material value, except in the ordinary course of business or where required by applicable Legal Requirements;

          (f) institute or settle any claim or lawsuit involving equitable or injunctive relief or more than $500,000 in the aggregate;

          (g) acquire any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

          (h)  commit to do any of the foregoing.

          2.4  COVENANTS OF THE BUYER.  Buyer will:

          (a) promptly (once it has knowledge thereof and without any duty of inquiry) inform the Designated Sellers in writing, if at any time it believes it would be unable to comply with its obligations under SECTION 4.5 to deliver a certificate that the conditions specified in SECTIONS 4.1 and
4.2 have been satisfied; and

          (b) cooperate with Sellers and use their reasonable best efforts to make all registrations, filings, submissions and applications, to give all notices and to obtain all other waivers, approvals, non-actions and other Consents that are required, or reasonably requested by the Designated Sellers, to be made or obtained or obtained by Buyer to satisfy the condition set forth in SECTION 4.4 (including by providing all information and documents required under the HSR Act and similar Legal Requirements of any other applicable jurisdictions) and use its reasonable best efforts to cause the other conditions to Sellers' obligations to close that are within its control to be satisfied.

          Section 3. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver of the following conditions as of the Closing:

          3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller set forth in SECTION 5 that are qualified by materiality shall be true and correct at and as of the Closing in all respects as though then made. The representations and warranties of each Seller set forth in SECTION 5 that are not qualified by materiality shall be true and correct at and as of the Closing in all material respects as though then made. For purposes hereof, the references of "Sellers' Knowledge" in
SECTION 5.4, SECTION 5.13(a) and SECTION 5.13(b) shall be disregarded and the updated SCHEDULE 5.4, SCHEDULE 5.13(a) and SCHEDULE 5.13(b), respectively, delivered pursuant to SECTION 2.2(c)(II) shall be effective.

          3.2 PERFORMANCE OF COVENANTS. Each Seller shall have performed in all respects all of its covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing Date that are qualified by materiality. Each Seller shall have performed in all material respects all of its covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing Date that are not qualified by materiality.

          3.3 COMPLIANCE WITH LEGAL REQUIREMENTS. The consummation of the transactions contemplated by this Agreement shall not be prohibited by any Legal Requirement or subject Buyer

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or the Company to any penalty or liability or other onerous condition arising under any Legal Requirement or imposed by any Governmental Entity excluding, for greater certainty, the provisions of the Competition Act (Canada)) which permits the Director (as defined below) to review the transactions contemplated in this Agreement for a period of three years after the Closing Date.

          3.4 CONSENTS. Buyer shall have received copies of all filings, notices, licenses and other Consents of, to or with, any Governmental Entity or any other Person (including any lender) that are identified by an asterisk on SCHEDULE 5.4 or 6.3, and, in the case of Consents of, to or with a Governmental Entity, they shall, except with respect to the Competition Act (Canada), no longer be subject to administrative or judicial appeal, review or reconsideration, if any. For greater certainty and notwithstanding any provision of this Agreement, in respect of Canadian Legal Requirements, the only conditions to Closing shall be that the applicable waiting period under
Section 123 of the Competition Act (Canada) will have expired and that the Director of Investigation and Research (the "DIRECTOR") under the Competition Act (Canada) shall not have stated in writing that he intends or is likely to challenge the transactions contemplated hereby.

          3.5 DIRECTORS AND OFFICERS. Each of the Company and its Subsidiaries shall have received resignations effective as of the Closing, of each current director and officer of the Company and its Subsidiaries that is listed as holding such position on SCHEDULE 3.5.

          3.6 OPINION OF COUNSEL TO SELLERS. Buyer shall have received from special counsel for Sellers, an opinion with respect to the matters set forth in SCHEDULE 3.6 attached hereto, which shall be addressed to Buyer and the lenders providing debt financing as contemplated by SECTION 3.8 and dated as of the Closing Date.

          3.7 PAYOFF LETTERS AND RELEASE; MAXIMUM AMOUNT OF INDEBTEDNESS. All payoff letters relating to any Indebtedness listed on SCHEDULE 3.7 and releases from third parties of any and all Liens securing such Indebtedness will have been obtained by Sellers. Buyer shall have received satisfactory evidence from the Company that the principal amount of consolidated Indebtedness of the Company and its Subsidiaries immediately prior to the Closing Date, less all outstanding cash balances, shall not exceed $132.5 million.

          3.8 DEBT FINANCING. Buyer shall have received proceeds of the debt financing pursuant to the Bank of America National Trust and Savings Association's commitment letter previously delivered to Sellers dated March 12, 1998, or from other sources.

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          3.9  OPTION AGREEMENT.  Buyer and the Company shall have entered into an Option Agreement (each, an "OPTION AGREEMENT") with all holders of rights or options to acquire capital stock of the Company in form and substance as satisfactory to the Parties.

          3.10 NO MATERIAL ADVERSE CHANGE. There will have been no material adverse change in the business, operations, financial condition or assets of the Company or any of its Subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT") except for general industry and economic conditions.

          3.11 TRANSFER OF DIRECTOR QUALIFYING SHARE; SIMULTANEOUS CLOSING. If Buyer so requests in writing at least five Business Days prior to the Closing Date, each individual that holds shares of a Subsidiary of the Company (other than the minority shareholders of Industrias Metalurgria Liebau Ltda.) and identified by Buyer within such request shall have transferred such shares to an individual designated by Buyer and Buyer shall have received evidence of such transfers. The Other Sellers shall have, simultaneously with the Closing, sold and transferred to Buyer all of the outstanding shares of Company Stock held by them pursuant to terms of their stock purchase agreements with Buyer (collectively, the "OTHER CLOSING").

          3.12 TERMINATION OF CERTAIN CONTRACTS. At or prior to the Closing, all Contracts designated with an single asterisk on SCHEDULE 5.9 shall have been terminated without any liability to the Company.

          3.13 OTHER CLOSING DOCUMENTS. Each of the Sellers shall have delivered (or in the case of the Phildrew Ventures Fourth Fund, Canven (C.I.) Limited shall have delivered on behalf such Seller) to Buyer (A) a certificate to the effect that each of the conditions specified in SECTIONS 3.1, 3.2, THE SECOND SENTENCE OF 3.7 AND 3.10 have been fully satisfied without duplication to the extent required by such Seller or the Company to be so satisfied (in the case of SECTION 3.1 and 3.2), in all material respects, and attaching thereto (i) certified copies of the charter and by-laws of the Company and its Subsidiaries, (ii) certified copies of the resolutions duly adopted by each non-individual Seller's respective governing body and, to the extent required, equityholders, authorizing such Seller's execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (iii) certified copies of the resolutions duly adopted by the Company's board of directors and shareholders authorizing the Company's execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (B) all books, ledgers, files and business records and reports of every kind (including all financial, business and marketing plans and information), in each case whether evidenced in writing, electronic data (including by computer) or otherwise, of the Company and its Subsidiaries in the possession or control of any Seller.

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          3.14 PROCEEDINGS, ETC. All proceedings to be taken by any of
Sellers and the Company in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, Contracts and other documents received by Buyer in connection therewith (including pursuant to this SECTION 3) will be satisfactory in form and substance to Buyer in its reasonable discretion.

Buyer may waive any condition specified in this SECTION 3 if it executes a writing so stating at or prior to the Closing.

          Section 4. CONDITIONS TO OBLIGATION OF SELLERS. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

          4.1  REPRESENTATIONS AND WARRANTIES.    The  representations and
warranties set forth in SECTION 6 that are qualified by materiality shall be true and correct at and as of the Closing in all respects as though then made. The representations and warranties set forth in SECTION 6 that are not qualified by materiality shall be true and correct at and as of the Closing in all material respects as though then made.

          4.2  PERFORMANCE OF COVENANTS.   Buyer shall have performed in all
respects all of its covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing Date that are qualified by materiality. Buyer shall have performed in all material respects all of its covenants and agreements required to be performed by it pursuant to this Agreement prior to the Closing Date that are not qualified by materiality.

          4.3 COMPLIANCE WITH LEGAL REQUIREMENTS. The consummation of the transactions contemplated by this Agreement will not be prohibited by any Legal Requirement, or subject any Seller to any penalty or liability or other onerous conditions arising under any Legal Requirement or imposed by any Governmental Entity, excluding for greater certainty the provisions of the Competition Act (Canada) which may permit the Director to review the transaction as contemplated by this Agreement for a period of three years after the Closing Date.

          4.4 CONSENTS. Seller shall have received copies of all filings, notices, licenses and other Consents of, to or with, any Governmental Entity or any other Person (including any lender) identified by an asterisk on
SCHEDULE 6.3, and, in the case of Consents of, to or with a Governmental Entity, they shall (except with respect to the Competition Act (Canada)), no longer be subject to administrative or judicial appeal, review or reconsideration, if any. In particular, Buyer shall have filed, as soon as reasonably possible and within any statutory time requirements, pursuant to Sections

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114 and 121 of the Competition Act (Canada) a pre-merger notification in respect of the transactions contemplated by this Agreement.

          4.5 OPINION OF COUNSEL TO BUYER. Sellers shall have received from Kirkland & Ellis, special counsel for Buyer, an opinion with respect to the matters set forth on SCHEDULE 4.5.

          4.6 OFFICER'S CERTIFICATE. Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified in SECTIONS
4.1 and 4.2 have been fully satisfied without duplication in all material respects.

          4.7 PROCEEDINGS, ETC. All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, Contracts and other documents received by Seller in connection therewith (including pursuant to this SECTION 3) will be satisfactory in form and substance to Designated Sellers in their reasonable discretion.

          The Designated Sellers may waive any condition specified in this
SECTION 4 (on behalf of all Sellers) if they jointly execute a waiver in writing so stating at or prior to the Closing.

          Section 5. REPRESENTATIONS AND WARRANTIES OF SELLERS. As a material inducement to Buyer to enter into and perform its obligations under this Agreement, each Seller severally represents and warrants to Buyer that the following statements contained in this SECTION 5 are true and correct as of the date hereof.

          5.1 ORGANIZATION, CORPORATE POWER AND LICENSES . The Company is a limited company incorporated under English law and has been in continuous existence since its incorporation. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. Copies of the Company's Articles of Association and its Subsidiaries charter documents, previously provided to Buyer are accurate and complete in all material respects and reflect all amendments made thereto at any time prior to the Closing Date.

          5.2 CAPITAL STOCK AND RELATED MATTERS. As of the Closing, the capital stock of the Company shall consist of the number of authorized and issued ordinary shares set forth in SCHEDULE 5.2(a), and the number of issued and outstanding ordinary shares held either beneficially and of record by such Seller or the transfer of the beneficial ownership of which is entitled to be made by such Seller are as set forth on SCHEDULE 5.2(a). At the Closing, except as disclosed on SCHEDULE 5.2(b), the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. At the Closing, all of the issued shares described in SCHEDULE 5.2 shall be validly issued and fully paid. At the Closing (and after giving effect to the Other Closing (as defined in SECTION 3.11)), Buyer shall have acquired 100% of the issued and outstanding capital stock of the Company free and clear of any Liens, other
than Liens created by Buyer or resulting from Buyer's actions.   Such Seller
is the only legal and beneficial owner of (or is entitled to transfer (or otherwise able to procure the transfer of) the full legal and beneficial ownership of) the shares of Company Stock held by it without the consent of any third party. Other than as disclosed in SCHEDULE 5.2(b), there are no statutory or contractual shareholders preemptive rights or rights of refusal with respect to the capital stock of the Company. The Company has complied in all material respects with applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. Except as disclosed on SCHEDULE 5.2(c), such Seller is not a party to agreements with respect to the voting or transfer of capital stock of the Company.

          5.3 SUBSIDIARIES; INVESTMENTS. The attached SCHEDULE 5.3(a) correctly sets forth the name of each of the Company's Subsidiaries, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock or the equity interests of such Subsidiary immediately prior to the Closing. Except as set forth on the attached SCHEDULE 5.3(b), neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other partnership, joint venture, security or other equity interest in any other Person (an "AFFILIATED ENTITY"). Each such Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in every jurisdiction, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which each such Person is qualified are set forth on SCHEDULE 5.3(c) attached hereto. Each such Person possesses all requisite material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement. All of the outstanding shares of capital stock or other equity interests of each such Subsidiary are validly issued, fully paid and nonassessable, and all such shares and equity interests are owned by the Company or another Subsidiary of the Company, and at the Closing will be free and clear of all Liens, other than Liens created by Buyer or directly resulting from Buyer's actions. Immediately prior to the Closing, no Subsidiary of the Company shall have outstanding any equity interests or securities convert-
ible or exchangeable for any shares of its equity interests or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or equity interests or securities convertible into or exchangeable for its capital stock or equity interests or any equity appreciation rights or phantom stock or other equity plans, except as indicated on the attached SCHEDULE 5.3(d). As of the Closing, no Person shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests of any Subsidiary or any warrants, options or other rights to acquire its
equity interests, except as indicated on the attached SCHEDULE 5.3(e).   To
the best of Sellers' Knowledge, immediately prior to the Closing there are no agreements between the equityholders of any Subsidiary or Affiliated Entity of the Company with respect to the voting or transfer of the equity interests of any Subsidiary or Affiliated Entity of the Company to which the Company or any Subsidiary thereof is a party, except as set forth on the attached
SCHEDULE 5.3(f). To the Sellers' Knowledge, the aggregate fair value of the Company's interest in the Affiliated Entities of the Company is less than $100,000.

          5.4 AUTHORIZATION; NO BREACH. The execution, delivery and performance by such Seller of this Agreement has been duly authorized by such Seller (in the case of Sellers who are entities), or is within the legal right, powers and authority (in the case of the individual Sellers) and constitutes a valid and binding obligation of such Person, enforceable in accordance with its terms. The execution and delivery by such Seller of this Agreement, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not, except as set forth on SCHEDULE 5.4, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Company Stock held by such Seller or any asset or property of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or other constituent documents of the Company or any of its Subsidiaries or any Legal Requirement to which the Company or such Seller or any Affiliate or any of their assets or properties is subject, or any order judgment or decree to which the Company, Seller or any Affiliate or any of their assets or properties is subject, or to Sellers' Knowledge, any Material Contract.

          5.5 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 5.5 are (i) the unaudited consolidated balance sheet of the Company as at February 28, 1998 (the "LATEST BALANCE SHEET"), and (ii) the unaudited consolidated statements of income and cash flow of the Company for the Company for the period commencing from the FKI Acquisition Date through and including February 28, 1998. Each of the foregoing financial statements presents fairly the financial condition, results of operations and cash flows in accordance with GAAP, subject to (i) the absence of footnote disclosures,
(ii) to changes resulting from normal year-end adjustments and any adjustment resulting from a review made by, or comment of, any Governmental Entity both before and after the consummation of the transactions contemplated hereby and
(iii) the provisions of this SECTION 5.5 pertaining to the allocations of the FKI purchase price. The financial statements have been prepared based on a preliminary allocation of the purchase price paid in connection with the transactions contemplated by the FKI Acquisition Agreement. The allocation was based upon available information and assumptions that management of the Company considered reasonable under the circumstances and is subject to further adjustment based on (i) further analysis by management of the Company, (ii) formal appraisals not yet available and (iii) any adjustment resulting from a review made by, or comment of, any Governmental Entity both before and after consummation of the transactions contemplated hereby. Subject to the outcome of matters discussed in this SECTION 5.5, to Sellers' Knowledge, the final allocation of purchase price will not materially differ from the preliminary determination.

          5.6 NO PRIOR BUSINESS. Prior to the FKI Acquisition Date, none of the Purchasers (as defined in the FKI Acquisition Agreement) (i) had engaged in any business, (ii) entered into any Contract (except for the FKI Acquisition Agreement and activities in connection therewith), Contracts expressly contemplated thereby and documents pertaining to the financing and formation thereof or (iii) incurred or suffered to exist any Liabilities except for those Liabilities related to such activities already paid prior to February 28, 1998, described on SCHEDULE 5.6 or reflected in the Latest Balance Sheet.

          5.7 LITIGATION, ETC. Except as set forth in Schedule 5.7, there are no actions, suits, proceedings, orders, investigations, claims or complaints pending, or to Sellers' Knowledge threatened in writing against, or affecting such Seller or the Company or any Subsidiary, which could reasonably be expected to affect a Seller's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

          5.8 BROKERS, ETC. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract binding upon such Seller, the Company or any Subsidiary of the Company.

          5.9  AFFILIATED TRANSACTIONS. Except as set forth on the attached
SCHEDULE 5.9 and except for contracts and employment agreements entered into by the Company or its Subsidiaries and its employees thereof in the ordinary course of business, since the FKI Acquisition Date, no officer, director, employee, shareholder or Affiliate of the Company or any Subsidiary thereof or any immediate family member thereof (an "INSIDER"), has, become a party to any Contract with the

Company or any Subsidiary thereof or acquired any interest in any property, asset or right used by the Company or any Subsidiary thereof or necessary or desirable for its business or has directly or indirectly received any funds from the Company or any Subsidiary thereof.

          5.10 INDEBTEDNESS. As of the date hereof, each of the Company and its Subsidiaries has, and immediately prior to the Closing Date, each of the Company and its Subsidiaries will have, no outstanding Indebtedness other than such Indebtedness as is disclosed on SCHEDULE 5.10(a) attached hereto or with respect to periods after the date hereof, intercompany Indebtedness and other Indebtedness resulting from transactions in the ordinary course of business under existing credit facilities in effect as of the date hereof.

          5.11 COMPLIANCE WITH LAWS.   To Sellers' Knowledge, each of the
Company and its Subsidiaries have, since the FKI Acquisition Date, complied in all material respects with all applicable material Legal Requirements relating to the operation and conduct of its business or any of its properties or facilities and have not received any notice in writing to the contrary or with respect to any Liability thereunder.

          5.12 THE FKI TRANSACTIONS.

          (a) Except as disclosed on SCHEDULE 5.12(a) hereto, during the Seller Ownership Period, no action has been taken, no event has occurred and no fact has arisen which, if such action had been taken, event had occurred, or fact had arisen immediately prior to the date of the FKI Acquisition Agreement, would have resulted in a breach of any representation or warranty contained (x) Schedules 3 or (y) the Canadian asset purchase agreements between FKI Industries Canada Limited and 1261744 Ontario Limited of even date therewith relating to the subject matter of the FKI Acquisition Agreement (excluding for purposes of greater certainty the option agreement among the parties to the FKI Acquisition Agreement of even date therewith to the extent such option was not exercised, the "CANADIAN ASSET PURCHASE AGREEMENT"), in each case as modified by Exhibit 5.12(a) hereof and the Schedules referred to herein (assuming for this purpose that each representation and warranty made provision for exceptions thereto to be disclosed in the Schedules and that the Disclosure Letter referred to in the FKI Acquisition Agreement did not refer to documents contained in the "bundles," as to which Sellers have no obligation to update or verify). For purposes of this SECTION 5.12(a), all capitalized terms contained in the FKI Acquisition Agreement and the Canadian Asset Purchase Agreement shall have the meanings set forth therein, except that references contained therein (i) to the "Vendor" shall refer to the "Sellers," the Company or any Subsidiary, as appropriate, (ii) to the "Target Companies" shall refer to the "Company and its Brazilian, Canadian, French and German Subsidiaries" and to the "Company" or the "Target Company" shall refer to any one of such companies, as appropriate, (iii) to the "Accounts" shall refer to the financial statements attached as SCHEDULE 5.5, (iv) to the "Last Accounting Date" shall refer to the "FKI Acquisition Date," (v) to the "Shares" shall refer to the "shares of Company Stock," (vi) to the "Specified

Intellectual Property" shall have the meaning set forth in the FKI Acquisition Agreement and shall include the Intellectual Property acquired subsequent to the FKI Acquisition Date. (vii) to the "Properties" shall refer to the "real property owned or leased by the Company or any Subsidiary (other than the Stourport facility)," (viii) to the "Business" shall refer to "the business of the Company and its United States, United Kingdom and Canadian Subsidiaries," and to the Business shall refer to any one of such companies, as appropriate (ix) to Vendor's knowledge, information, belief, awareness or similar language shall mean "Sellers' Knowledge," (x) to the "Completion" shall refer to the "Closing," and (xi) "Permitted Encumbrances" means (a) mortgages or security interests incurred in connection with the purchase of property or assets after the Latest Balance Sheet in the ordinary course of business, (b) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings, (c) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (d) such other Liens which do not materially detract from the value of, or interfere with the present use of, or with any use presently anticipated by the Company or its Subsidiaries of, the property subject thereto or affected thereby, (e) any Liens created or incurred under the Credit Facility and (f) Liens created by Buyer. Buyer acknowledges that in respect to the representations and warranties contained in Schedule 3, Part 2 of the FKI Acquisition Agreement, as incorporated and modified by the Canadian Asset Purchase Agreement, and as they relate to the business carried on in Canada, no specific disclosure was contained in the Disclosure Letter (as defined in the FKI Acquisition Agreement) relating to those representations and warranties.

          (b) Except as disclosed on SCHEDULE 5.12(b) hereto, to Sellers' Knowledge (i) all of the transactions contemplated by the FKI Acquisition Agreement have been consummated without reliance on any written waiver thereof, (ii) the Purchasers (as defined in the FKI Acquisition Agreement) have fully, faithfully and timely complied in all material respects with all of their obligations thereunder and under asset and stock purchase and transfer agreements of even date herewith, (iii) all material actions contemplated to be taken after the Completion Date by the Purchasers' thereunder have been taken and (iv) the Purchasers do not have any known claims to indemnification thereunder and the Purchasers have not received written notice from the vendors under the FKI Acquisition Agreement of any known claims to indemnification thereunder.

          (c) Except as set forth on the attached SCHEDULE 5.12(c) or for any payment of purchase price made or to be made under the FKI Acquisition Agreement, no Vendor (as defined in the FKI Acquisition Agreement) (an "FKI INSIDER"), has, from or after the FKI Acquisition Date, become a party to any Contract with the Company or any Subsidiary thereof or, to Sellers' Knowledge, acquired or retained any interest in any material property, asset or right used by the Company or any Subsidiary thereof or necessary or desirable for its business or has directly or indirectly received any funds from the Company or any Subsidiary.

          5.13 EMPLOYEE BENEFITS.

          (a) SCHEDULE 5.13(a) contains an accurate and complete list of each material retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, travel, fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement of any kind, whether written or oral, contributed to, maintained or sponsored by the Company or any of its Subsidiaries in the United States or, to the Sellers' Knowledge in any location outside the United States for the benefit of any present or former employee, officer or director of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any liability or potential liability. Each item listed on SCHEDULE 5.13(a) is referred to herein as a "PLAN."

          (b) SCHEDULE 5.13(b) contains an accurate and complete list of each collective bargaining agreement and each other material Contract, including each other material agreement, arrangement, commitment, understanding, plan, or policy of any kind, whether written or oral, with or for the benefit of any current or former employee, officer, director or consultant of the Company or its Subsidiaries (including, each employment, compensation, termination or consulting Contract), in each case that have been (or are in the process of being) established or maintained by the Company or any of its Subsidiaries in the United States or, to the Sellers' Knowledge in any location outside the United States on or after the FKI Acquisition Date. Each item listed on SCHEDULE 5.13(b) is referred to herein as a "COMPENSATION COMMITMENT."

          (c) With respect to each Plan and Compensation Commitment, all required (in accordance with historical practices to the extent of the Sellers' Knowledge of such practice), payments, premiums, contributions or accruals for all periods from the FKI Acquisition Date to the Closing shall have been made or properly accrued.

          (d) Except as disclosed on SCHEDULE 5.13(d), none of the Plans or Compensation Commitments obligates the Company to pay any separation, severance, termination, bonus or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership.

          (e) Except as set forth on SCHEDULE 5.13(e), each Plan and any related trust, insurance contract or fund has been maintained, funded and administered since the FKI Acquisition Date in material compliance with its respective terms and the terms of any applicable collective bargaining agreements and in material compliance with all applicable Legal Requirements. Since the FKI Acquisition Date, no pending or threatened actions, suits, investigations or claims with respect to any Plan or Compensation Commitment (other than routine claims for benefits) have been brought, or, to Sellers' Knowledge, threatened in writing which could reasonably be expected to result in Liability to the Company or its Subsidiaries (whether direct or indirect), and the Sellers have no Knowledge of any facts which could reasonably be expected to give rise to any action, suit or claim.

          (f) With respect to each Plan and each Compensation Commitment, the Company and its Subsidiaries shall have provided the Buyer prior to the Closing Date with true, complete and correct copies of (to the extent applicable) all documents pursuant to which the Plan or Compensation Commitment is maintained, funded and administered, including all actuarial reports relating to the Plans dated within the past 3 years and the actuarial reports or other actuarial materials relating to transfers of assets from any plan sponsored by a Vendor (as such term is defined under the FKI Acquisition Agreement) to any current or future plan which is or will be sponsored by the Company or any of its Subsidiaries.

          5.14 UNITED STATES REAL PROPERTY HOLDING CORPORATION. None of the Company or any of its Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          5.15 BANK ACCOUNTS. SCHEDULE 5.15 lists all of the bank accounts (designating each authorized signatory) of the Company as of the Closing Date.

          5.16 NO DIVIDENDS, ETC.

          (a) Since the FKI Acquisition Date through the date hereof, except as described on SCHEDULE 5.16, neither the Company nor any of its Subsidiaries has paid any dividend or made any similar distribution or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, or made any loan or entered into any transaction with or distributed any assets or property to or on behalf of, or otherwise made any payment to or on behalf of, any of its officers, directors, shareholders, Affiliates or other Insiders (as defined in SECTION 5.9) (other than (i) base compensation, accrued bonuses, benefit payments and expense reimbursement paid, in each case to its officers or directors not affiliated with a Designated Seller in the ordinary course of business, (ii) inter-company loans among the Company and its Subsidiaries made and repaid in the ordinary course of business and (iii) dividends or other distribution paid by any Subsidiary of the Company to the Company or Subsidiary thereof in the ordinary course of business).

          (b) From the date hereof to the Closing Date, except as described on items 6 and 7 of SCHEDULE 5.16, the Company and each of its Subsidiaries will not have paid any dividend or made any similar distribution or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, or made any loan or entered into any transaction with or distributed any assets or property to or on behalf of, or otherwise made any payment to or on behalf of, any of its officers, directors, shareholders, Affiliates or other Insiders (as defined in SECTION 5.9) (other than (i) base compensation, accrued bonuses, benefit payments and expense reimbursement paid, in each case to its officers or directors not affiliated with a Designated Seller in the ordinary course of business, (ii) inter-company loans among the Company and its Subsidiaries made and repaid in the ordinary course of business and (iii) dividends or other distribution paid by any Subsidiary of the Company to the Company or Subsidiary thereof in the ordinary course of business).

          5.17 TAX MATTERS. To Sellers' Knowledge, (a) all material Tax Returns required to be filed by the Company or its Subsidiaries from the FKI Acquisition Date have been timely filed, taking into account all extensions of time permitted by law, and (b) the Company or its Subsidiaries have paid, or made provision for the payment of, all Taxes shown to be due on such Tax Returns, except for amounts that are reserved on the books thereof or that are being contested in good faith by appropriate proceedings.

          5.18 SELLERS' ACTIONS. With respect to each Seller, from the date hereof until the Closing Date, no such Seller will take any action in its or his capacity as a shareholder or director of the Company to cause the Company or its Subsidiary to violate any covenant set forth in SECTION 2 of this Agreement.

          5.19 STOURPORT BUILDING. The Stourport facility is substantially complete, structurally sound, and will be, to Sellers' Knowledge, suitable for its intended purposes upon completion thereof.

     Section 6. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Sellers to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants that the statements contained in this SECTION 6 are true and correct as of the date hereof.

          6.1 ORGANIZATION OF BUYER. Buyer is a limited company incorporated under English law and has been in existence since its incorporation.

          6.2 AUTHORIZATION OF TRANSACTION. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly authorized by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

          6.3 NONCONTRAVENTION. The execution and delivery by Buyer of this Agreement, and the fulfillment of and compliance with the respective terms hereof, do not and shall not, except as set forth on SCHEDULE 6.3, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of or (v) require any exemption or other action by or notice or declaration to, or filing with, or other Consent from, any Governmental Entity pursuant to, the charter or bylaws or other constituent documents of Buyer, or any Legal Requirement to which Buyer or any of its assets or properties is subject, or any order, judgment or decree to which Buyer or any of its assets or properties is subject or any Material Contract to which Buyer is a party.

          6.4 LITIGATION, ETC. Except as set forth in SCHEDULE 6.4, there are no actions, suits, proceedings, orders, investigations, claims or complaints pending, threatened against in writing, or affecting Buyer, which could reasonably be expected to affect Buyer's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

          6.5 BROKERS, ETC. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract binding upon the Buyer.

          6.6 FINANCING. Buyer has commitments for credit facilities in an aggregate amount, which, upon receipt of such funds, will be sufficient to pay all of the consideration payable to Sellers as required by this Agreement, and to make all other necessary payments in connection with the purchase the Company Stock, including all related fees and expenses. Immediately after giving effect to the transactions contemplated hereby, neither the Company nor the Buyer (in each case on a consolidated basis) will
(i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair sealable value of its assets is less than the amount required to pay its probably liability on its exiting debts as they mature), (ii) have unreasonably small capital with which to engage in business, or (iii) have incurred debts beyond its ability to pay them as they become due.

          6.7 INVESTMENT INTENT. Buyer is acquiring the Company Stock for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that (i) it has such knowledge sophistication and experience that it is capable of evaluating the merits and risks of an investment in the Company Stock, (ii) it can bear the economic risk of an investment in the Company Stock and can afford a complete loss of such investment, (iii) Sellers have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employee of the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received and (v) it understands that the Company has not been registered under the Securities Act.

          Section 7.     ADDITIONAL AGREEMENTS.

          7.1 PUBLIC ANNOUNCEMENTS. Except as the Designated Sellers and Buyer shall mutually agree (or after the Closing Date, as Buyer may otherwise approve), each of Sellers, Buyer and their Affiliates shall not issue any report, statement or press release or otherwise make any public statements or make any public filings with respect to this Agreement or the transactions contemplated hereby(collectively "PUBLIC COMMENTS"), except to the extent that the party issuing or making such Public Comments is advised by its legal counsel that it is required by applicable Legal Requirements or in connection with the obligations of a publicly-held, exchange-listed company (including any requirements of any stock exchange), in which case the party making such report, statement or press release shall (i) allow the other party at least five days to review and comment on such Public Comment prior to its issuance and (ii) make reasonable efforts to accommodate the reasonable comments of the other party.

          7.2 EXPENSES. Except for expenses incurred as a result of a breach of SECTION 5.8, Buyer agrees to pay its own (or, if the Closing occurs, and Buyer so requests, a Subsidiary of the Company incorporated outside of Europe (a "Non-European Subsidiary") or any other designee of Buyer shall pay Buyer's) and a Non-European Subsidiary shall pay, or if the Closing occurs, Buyer shall (or shall cause a Non-European Subsidiary to) pay, Sellers', its and the Company's Subsidiaries' expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby and Buyer shall pay the initial filing fee required under the HSR Act and other similar applicable Legal Requirements. Notwithstanding the foregoing, if the Closing shall fail to occur solely as a result of the condition contained in SECTION 3.4 (as such condition relates to Consents of, to or with a Governmental Entity only) or SECTION 3.8 not being fully satisfied (assuming for this purpose only, that the conditions set forth in Sections 3.6 and 3.12(b) shall be deemed to have been waived by Buyer), Buyer shall pay Sellers in the aggregate the lesser of (x) $500,000 or (y) all of the expenses which a Buyer or Non-European Subsidiary is otherwise obligated to pay on Sellers' behalf pursuant to the first sentence of this SECTION 7.2.

          7.3 FURTHER ASSURANCES. Each of the Parties shall execute and deliver such further instruments of conveyance and transfer and take such additional actions as such other Party may reasonably request to effect, consummate, confirm or evidence the transactions contemplated pursuant to the FKI Acquisition Agreement and this Agreement so far as these relate to obligations of that Party or prior to Closing, the Company or its Subsidiaries. Without limiting the foregoing, to the extent that Buyer and its Subsidiaries shall not have acquired and obtained the benefit of, all of the rights of the Purchasers (as defined in the FKI Acquisition Agreement) pursuant to the FKI Acquisition Agreement and the other acquisition Contracts expressly contemplated thereby, including, but not limited to, any rights to indemnification, Sellers shall, for a period through and including the one-year anniversary of the date of Closing, take such actions as are reasonably requested by Buyer, at the Company's expense, to afford Buyer and its Subsidiaries such rights.

          7.4 CONFIDENTIALITY. Without in any way limiting any parties obligations with respect to confidentiality under the Confidentiality Agreement, each Party and each of its shareholders, partners, officers, directors and Affiliates shall keep confidential all information and materials regarding all other Parties as is reasonably designated by such Parties as confidential at the time of disclosure thereof. If the transactions contemplated by this Agreement are consummated, however, each of the Sellers will and will cause their Affiliates to, maintain, at all times the confidentiality of all proprietary and other non-public information regarding the Company and its Subsidiaries, except as necessary to file Tax Returns and other reports to Governmental Entities (in which case disclosure of such confidential information shall be to the minimum extent necessary to comply with the requirements of such Governmental Entities).

          7.5 LITIGATION SUPPORT. In the event that, and for so long as, any Party is actively pursuing, contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Subsidiary or Affiliated Entity thereof, each of the other Parties will cooperate with such pursuing, contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all to the extent reasonably requested by, and at the sole cost and expense of the pursuing, contesting or defending Party (unless the pursuing, contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

          7.6 EXCLUSIVITY. Except as otherwise set forth in a letter delivered to the Buyer on the date hereof from J. Richard Jones on behalf of the Sellers, Sellers shall, and shall cause the Company and its officers, directors, employees and Affiliates of the Company and its Subsidiaries to, not discuss a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or assets of the Company or any of its Subsidiaries or Affiliated Entities with any other Person (an "ACQUISITION PROPOSAL") or provide any information to any third party other than information which is traditionally provided in the regular course of such entity's business operations to third parties where such entity and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such possible sale or other disposition of the capital stock or assets of the Company or any of its Subsidiaries or Affiliated Entities. Sellers and the Company shall, and shall cause the officers, directors, employees and Affiliates of the Company to, (i) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding the foregoing and (ii) promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto, is subsequently made.

          7.7 EMPLOYEES. Buyer does not have any current intention to terminate any employee of the Company immediately following the Closing Date.

          7.8 280G AND RELATED MATTERS. Buyer hereby agrees that none of the non-management Sellers (or any of such Seller's officers, employees, directors or shareholderS) shall have any responsibility, liability or obligation (i) for, or with respect to, any letter or other agreements entered into between Buyer or any affiliate of Buyer and any employee of the Company prior to, or contemporaneously with, the Closing Date relating to the cancellation of stock options, the payment of "stay" bonuses or other employment matters, or (ii) for any obligation arising under, or relating to,
Section 280G of the Code that may arise in connection with any payment to an employee of the Company in connection with this transaction, including, without limitation, the loss of any income tax deductions. Buyer acknowledges that it has not requested that the Sellers take any action pursuant to Section 280G(b)(5) of the Code.

          Section 8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

          8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party hereto and irrespective of the knowledge of any of its or the Company's or any of its Subsidiaries' officers, directors, shareholders, employees or agents, or the acceptance of any certificate or opinion.

          8.2  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER GROUP.

          (a) Subject to SECTION 8.2(b), in accordance with SECTION 11.16, Sellers shall severally indemnify (but without duplication of payment) Buyer and its officers, directors, shareholders, members, employees, Affiliates, successors, heirs, executors, personal representatives and assigns (including, after the Closing, the Company and its Subsidiaries) (collectively, the "BUYER PARTIES") against, and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences, which they may suffer, sustain or become subject to as the result of, arising out of, relating to, allocable to, or caused by: (i) the breach (or third-party allegation of a breach) by Sellers of any representation or warranty contained in ARTICLE 5 of this Agreement; PROVIDED THAT with respect to any claim made relating to each of SECTION 5.4, SECTION 5.13(a) and SECTION 5.13(b), the SCHEDULE 5.4, SCHEDULE 5.13(a) and SCHEDULE 5.13(b) respectively delivered on the date hereof shall be considered in conjunction with any claim relating to the reference to "Sellers' Knowledge" within such Section and the updated SCHEDULE 5.4, SCHEDULE 5.13(a) and
SCHEDULE 5.13(b) delivered pursuant to SECTION 2.2(c)(IV) shall be considered in conjunction with any claim relating to the absence of "Sellers' Knowledge" under such Section, removed pursuant to SECTION 3.1 ; or (ii) the breach or non-fulfillment by Sellers of (or, any third party alleges facts that, if true, would mean Sellers have breached or non-fulfilled) any other representation, warranty, covenant or agreement contained in this Agreement or any other instrument or document furnished to Buyer by any of Sellers, the Designated Sellers or the Management Representative pursuant to this Agreement at the Closing (in each case, without giving effect to any materiality qualifiers (including, without limitation materiality qualifiers incorporated herein by reference) that are for the benefit of the Company or any of Sellers). The sole remedy after the Closing for any breach referred to in this SECTION 8.2(a) (except for intentional misrepresentation by a Seller) shall be the indemnification provided in SECTION 8.2(b).

          (b) The indemnification provided for in SECTION 8.2(a) shall be subject to the following limitations:

                    (A) Sellers will be liable to Buyer only if Buyer gives the Designated Sellers written notice thereof within one (1) year after the Closing Date, except with respect to those (i) representations and warranties set forth in SECTION 5.1 (Organization) (but only the first sentence thereof), 5.2 (Capitalization), 5.4 (Authorization) (but only the first sentence thereof) and 5.8 (Brokers), and (ii) covenants and agreements set forth in SECTIONS 7.1, 7.3, 7.4, 7.5 and all of SECTION 11, as to which claims may be made at any time; and

                    (B) Sellers will not be liable to Buyer for any Adverse Consequences unless the amount of any such Adverse Consequences relating to any such breach exceeds $100,000 and then only if the aggregate amount of such Adverse Consequences relating to all such breaches exceeds $2,500,000 (and in such event Sellers shall be liable for the full amount of such Adverse Consequences and not just the excess) and will not be liable for any Adverse Consequences exceeding $10,000,000 in the aggregate, except for Adverse Consequences as a result of, arising out of, relating to, allocable to or caused by, and breaches of (i) the representations and warranties set forth in
          SECTION 5.1 (Organization) (but only the first sentence thereof), 5.2 (Capitalization), 5.4 (Authorization) (but only the first sentence thereof), 5.8 (Brokers, etc.), 5.9 (Affiliated Transactions), 5.10 (Indebtedness), 5.16 (No Dividends, etc.) and 5.18 (Sellers' Actions)
          (ii) covenants and agreements set forth in Sections 7.1, 7.3, 7.4, 7.5 and all of SECTION 11; notwithstanding the foregoing Sellers' shall not be liable to Buyer for any Adverse Consequences in a breach of
          SECTION 5.10 unless the amount thereof exceeds $100,000 and then shall be liable only for the excess thereof.

                    (C) Nothing in the foregoing clauses (A) or (B) shall affect any party's rights under this SECTION 8 which shall remain enforceable in accordance with its terms.

                    (D) Notwithstanding the foregoing, Sellers shall have no liability to Buyer with respect to any claim for indemnification or other recovery hereunder arising out of any breach of the representations and warranties contained in SECTION 5.12(a) to the extent such claim relates to events occurring, actions taken, or facts existing on, or prior to, the FKI Acquisition Date; PROVIDED that, if any such claim relates to events which occurred, actions which were taken, or fact which arose both on or prior to, and after, the FKI Acquisition Date and the total amount of Adverse Consequences arising therefrom are unrecoverable under the FKI Acquisition Agreement, Sellers shall, subject to the limits in the foregoing clause (A) and
          (B), only be liable for that portion of such Adverse Consequences that Buyer can demonstrate (with Buyer having the burden of proof) resulted, from, arose out of, related to, was allocable to or caused by Sellers' breach of its representations and warranties set forth in
          SECTION 5.12(a).

          8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLERS. Following the Closing, Buyer shall indemnify (but without duplication of payment) Sellers and, as applicable, its officers, directors, members, employees, Affiliates, successors, heirs, executors, personal representatives and assigns (collectively, the

"SELLER PARTIES"), and hold the Seller Parties harmless against, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences (other than Adverse Consequences in their capacity as, or as a result of being, a shareholder of Buyer or any Affiliate thereof (including the Company and its Subsidiaries after the Closing)) that they may suffer, sustain or become subject to as the result of, arising out of, relating to, allocable to, or caused by: (i) the breach (or third-party allegation of a breach) by Buyer of any representation or warranty contained in ARTICLE 6 of this Agreement; (ii) the breach or non-fulfillment by Buyer of (or, in the event any third party alleges facts that, if true, would mean Buyer has breached or non-fulfilled) any other representation, warranty, covenant or agreement contained in this Agreement or any other instrument or document furnished to Sellers by Buyer pursuant to this Agreement at the Closing (without giving effect to any materiality qualifiers for the benefit of Buyer); provided that, (x) Buyer will not be liable to Seller under this
SECTION 8.3 for any Adverse Consequences other than those relating to a breach of SECTION 6.1, 6.5, SECTIONS 7.1, 7.3, 7.4, 7.5 and all of SECTION 11 of which Seller has not given Buyer written notice thereof within one (1) year after the Closing Date; and (y) Buyer will not be liable to Sellers for any Adverse Consequences other than those relating to a breach of SECTION 6.1, 6.5, SECTIONS 7.1, 7.3, 7.4, 7.5, 7.8 and all of SECTION 11 unless and until the aggregate amount of such Adverse Consequences relating to all such breaches exceeds $2,500,000 and then for the full amount of such Adverse Consequences and shall not be liable for more than $10,000,000 of Adverse Consequences in the aggregate. The sole remedy after Closing for any breach referred to in this SECTION 8.3, except for intentional misrepresentation, shall be the indemnification provided for in this SECTION 8.3.

          8.4  MATTERS INVOLVING THIRD PARTIES.

          (a) If a Seller Party or a Buyer Party seeks indemnification under this SECTION 8, such Person (the "INDEMNIFIED PARTY") shall give written notice to Buyer, if such notice is from a Seller Party, or the Designated Sellers, if such notice is from a Buyer Party (the "INDEMNIFYING PARTY") specifying in reasonable detail the basis for the claim (to the extent known). In that regard, if any Liability shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this SECTION 8 (a "THIRD PARTY CLAIM"), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Liability and the material facts pertaining thereto (to the extent known); PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party or any other Person from any Liability or Adverse Consequences hereunder, except to the extent that (and only to the extent that) such failure shall have caused the Adverse Consequences for which the Indemnifying Party or such other Person is obligated to be greater than such Adverse Consequences would have been had the Indemnified Party given the

Indemnifying Party prompt notice hereunder or to the extent that such failure materially prejudices such action.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party (which, in the case of Sellers as the Indemnifying Party, shall be the Designated Sellers) notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party and, if the Indemnifying Party are the Designated Sellers, all of the Sellers, will indemnify the Indemnified Party from and against the Third Party Claim pursuant to this SECTION 8, and
(B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with SECTION 8.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control) the defense of the Third Party Claim,
(B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably), except that with respect to clause (c), that no prior written consent from the Indemnified Party shall be required if (i) there is no finding or admission of violations of Legal Requirements or the rights of another person and (ii) the sole relief is monetary damage which shall be paid in full by the Indemnifying Party.

          (d) In the event that any of the conditions in SECTION 8.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, the Third Party Claim in any manner it may deem appropriate,
(B) the Indemnifying Party and, if the Indemnifying Party are the Designated Sellers, all of the Sellers, will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses), (C) the Indemnifying Party and, if the Indemnifying Party are the Designated Sellers, all of the Sellers, will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
SECTION 8 and (D) the Indemnified Party will not consent to the entry or any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnifying Party (which consent shall not be withheld unreasonably).

          8.5 MANNER OF PAYMENT. Any indemnification of a Buyer Party or a Seller Party pursuant to this SECTION 8 shall be effected by cashier's or certified check or by wire transfer of immediately available funds from Buyer or a Seller, as the case may be, to an account designated by such Seller or Buyer, as the case may be, within five days after the determination of indemnification amounts. All indemnification payments shall be made in the same currency in which the Indemnified Party has suffered Adverse Consequences to which such indemnification payments relate. The obligation of the Indemnifying Party and the other Persons to make each payment in the required currency shall not be discharged or satisfied by any tender, or any recovery, which is expressed in or converted into another currency, except, and solely, to the extent that the such tender or recovery shall result in the actual receipt by the Indemnified Party of the full amount in the required currency expressed to be payable hereunder. The Indemnifying Party and the other Persons hereby authorizes the Indemnified Party on any tender or recovery in a currency other than the required currency to purchase at prevailing exchange rates obtained by the Indemnified Party the required currency with the amount of such other currency so tendered or recovered. The Indemnifying Party and the other Persons agree that its obligation to make each payment in the required currency in the appropriate amount shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such required currency expressed to be payable hereunder, and shall not be affected by any judgment being obtained for such amount or for any other sums due hereunder or for any other reason other than full payment of the appropriate amount in the required currency. Any indemnification payments made pursuant to this Agreement shall be deemed to be adjustments to the Purchase Price for tax purposes.

          8.6 DETERMINATION OF ADVERSE CONSEQUENCES, ETC. The amount of any Adverse Consequences for which indemnification is provided under this SECTION
8.6 shall be (A) increased to take account of any actual net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder and of any increase required to be paid under this Section 8.6(A) and (B) reduced to take account of any actual net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Adverse Consequences. In computing the amount of any such Tax cost or benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Adverse Consequences. Any indemnification payment hereunder shall initially be made without regard to this SECTION 8.6 and shall be reduced to reflect any such net Tax benefit or increased to reflect any such net Tax cost only after the Indemnified Party has actually realized such benefit or cost. For purposes of this Agreement, an Indemnified Party shall be deemed to have "ACTUALLY REALIZED" a net Tax benefit or net Tax cost on the date of filing of the Tax Return for the period in which such Tax cost or benefit is realized and reflected on such Tax Return.

          8.7 INSURANCE. No Indemnified Party shall be entitled to indemnification for any Adverse Consequences under this SECTION 8.7 to the extent that such Indemnified Party has made a recovery (net of all out-of-pocket costs directly related to such recovery, including increases in past or future insurance premiums proximately caused thereby) under any insurance policy covering such Adverse Consequences, and if such Indemnified Party has received an indemnification payment for any Adverse Consequences under SECTION 8.2 or 8.3 and subsequently receives a payment for such Adverse Consequences under any insurance policy covering such Adverse Consequences, such party shall refund a portion of the indemnification payment to the party making such payment equal to the excess (the "EXCESS"), if any, of the sum of the indemnification payment received by such party and the insurance recovery (net of all directly related out-of-pocket costs, including increases in past or future insurance premiums proximately caused thereby) received by such party over the amount of such Adverse Consequences.

          Section 9.     TERMINATION.

          9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing only as follows:

          (a)  by mutual written consent of Buyer and the Designated Sellers;

          (b) by Buyer if there has been a breach in any material respect on the part of the Company or Sellers, or by the Designated Sellers if there has been a breach in any material respect on the part of Buyer, in the representations and warranties or covenants set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations (and such condition has not been waived) to consummate the transactions contemplated hereby, unless such terminating party's (or in the case of Sellers, the Company's or its Subsidiary's or any of Sellers') willful breach of this Agreement has caused the condition to be unsatisfied; or

          (c) by either Buyer or the Designated Sellers if the Closing has not occurred on or prior June 15, 1998 by reason of the failure of any condition precedent under SECTION 3 or 4 hereof; provided that neither Buyer nor Designated Sellers will be entitled to terminate this Agreement pursuant to this SECTION 9.1(c) if such person's (or, in the case of Sellers, the Company's or any

Seller's) willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

          9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or Seller as provided in SECTION 9.1, this Agreement will forthwith become void and there will be no Liability on the part of any Party to any other Party or its officers directors or employees, except for the Liabilities of the Parties hereto set forth in SECTIONS 7.1 (press releases), 7.2 (expenses), 7.4 (confidentiality) and 11.11 (remedies), and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

          Section 10.    CERTAIN DEFINITIONS.

          "ADVERSE CONSEQUENCES" means, with respect to any Person, any damage, Liability, demand, cost, whether or not arising out of a third party claim, including all interest, penalties, reasonable fees, expenses and disbursements of legal representatives and consultants and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Entity) against such Person and the investigation, defense or settlement of any of the foregoing, which may include, if appropriate and without duplication, interest from the date which Adverse Consequences is suffered or sustained until the date paid.

          "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

          "BUSINESS DAY" means any day that is not a Saturday or Sunday or a day on which bank located in New York City are authorized or required to be closed.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "CONFIDENTIALITY AGREEMENT" means that certain confidentiality letter agreement, dated February 5, 1998, among Hidden Creek Industries, Dura Automotive Systems, Inc. and the Company.

          "CONSENT" means permits, filings, notices, licenses, consents, authorizations, waivers, approvals and the like of, to or with any Governmental Entity or any other Person.

          "CONTRACT" means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.

         "CREDIT FACILITY" means the Credit Agreement, dated December 12, 1997, among the Company, various Subsidiary borrowers, various lending institutions, Gleacher NatWest, Inc., as Arranger, Dresdner Bank, AG, LaSalle National Bank and Heller Financial Inc., as Co-Agents, Union Bank of Switzerland, Zurich, as Documentation Agent, and National Westminister Bank plc, as Administrative Agent, as in effect as of the date hereof.

          "FKI ACQUISITION AGREEMENT" means the Agreement for the Sale and Purchase of the Automotive Division of FKI plc, dated as of November 12, 1997, between FKI Industries Inc., Parsons Chain Europe S.A., Rhombus Rollen GmbH & Co. KG, Keeler Brass Company, Acco Cables Control Limited, Parsons Chain Company Limited, and FKI Mining Limited, and Ashercroft Limited, Acco Cable Controls, Inc., Dominion Controls Inc., Finnacco S.A., Spricebright Limited and Orion Automotive plc.

          "FKI ACQUISITION DATE" means December 12, 1997.

          "GAAP" means United States generally accepted accounting principles.

          "GOVERNMENTAL ENTITY" means the United States of America or any other nation, any state or other political subdivision thereof, the European Union or any entity exercising executive, legislative, judicial, statutory, regulatory or administrative functions of government.

          "INDEBTEDNESS" means (x) all liabilities of the Company and its Subsidiaries with respect to the outstanding principal amount of indebtedness for borrowed money and guarantees thereof PLUS (y) that portion of the obligations of the Company with respect to capital leases that are properly classified as a liability on the balance sheet prepared in accordance with GAAP.

          "LIABILITY" means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever.

          "LEGAL REQUIREMENT" means any requirement arising under any law, rule, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution, judgment, recommendation or any determination or direction of any arbitrator or any Governmental Entity.

          "LIEN" means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, option, restriction, preemptive rights, rights of first refusal or other similar arrangement or interest or any other type of preferential arrangement having a similar effect.

          "MATERIAL CONTRACT" means, with respect to any Person, any Contract
(i) that involves or could involve consideration in excess of $500,000 in any one year, (ii) that is not terminable without premium or penalty within one year from the date hereof, (iii) the loss of which would reasonably be expected to have a Material Adverse Effect, or (iv) any Contract providing the principle terms of indebtedness (or security therefor), real property, leases and deeds or documents pertaining to the formation or management of joint ventures.

          "ORDINARY COURSE OF BUSINESS" means the ordinary course of the Company's business substantially consistent with past custom and practice.

          "OTHER SELLERS" means Mervyn Edgar, Geoff Hill, Daniel Robusto, Thomas Humann, Lothar Sing, D. Michael Dodge and Francis Sarrazin.

          "PARTY" means any party hereto.

          "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

          "REVOLVER" means the revolving credit facility under the Credit Facility, as in effect as of the date hereof.

          "SECURITIES ACT" means the United States Securities Act of 1933, as amended from time to time, and the rules promulgated thereunder.

          "SELLER OWNERSHIP PERIOD" means the period commencing immediately following the FKI Acquisition Date to and including the Closing Date.

          "SELLERS' KNOWLEDGE" means the actual knowledge of Ron Hobbs, Justin Maccarone, Charles W. Moore, J. Richard Jones, Christopher Tennant, Thomas Humann and Jeffrey Currier.

          "SUBSIDIARY" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

          "TAX" means any federal, state, local, provincial, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, business, personal property, sales, goods and services, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy or governmental charge or assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority.

          "TAXING AUTHORITY" shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

          "10% SENIOR SUBORDINATED NOTES" means the Company's 10% Senior Subordinated Notes due 2005 issued pursuant to an Indenture, dated as of December 12, 1997, among the Company, the Guarantors named therein and The Chase Manhattan Bank, as trustee.

          Section 11.    MISCELLANEOUS.

          11.1 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and with respect to SECTION 8, Buyer Parties) and their respective successors and permitted assigns.

          11.2 ENTIRE AGREEMENT. This Agreement (including the representations and warranties made herein and documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements representations or warranties by or between the Parties, written or oral, that may have related in any way to the subject matter hereof; PROVIDED, HOWEVER that the Confidentiality Agreement (as incorporated pursuant to SECTION 7.4) and the FKI Acquisition Agreement (to the extent the provisions thereof are incorporated pursuant to SECTION 5.12) shall remain in full force and effect and shall be deemed to form a part of this Agreement.

          11.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Seller without the prior written consent of Buyer, or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of the Designated Sellers, except to its Affiliates. Buyer may also assign all or any portion of this Agreement (including rights hereunder and thereunder), including its rights to indemnification, to any of its or its Affiliates' (whether prior to or subsequent to the Closing) lenders as collateral security.

          11.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          11.5 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          11.6 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed) or two Business Days after sent by reputable overnight express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

            IF TO SELLERS:

            UBS Capital BV
            299 Park Avenue
            New York, New York 10171
            Attn:     Justin S. Maccarone
            Fax: (212) 821-6333

            Canven (C.I.) Limited
            24 Union Street
            St. Helier, Jersey JE48UJ (Channel Island)

            Heller Financial Inc
            500 West Monroe
            Chicago, Illinois 60661
            Attn:
            Fax:

            J. Richard Jones
            Trident Automotive plc
            47000 Liberty Drive
            Wixom, Michigan 48393
            Attn:
            Fax:

            WITH A COPY TO:
            Kaye, Scholer, Fierman, Hays & Handler, LLP
            425 Park Avenue
            New York, New York 10022
            Attn:  Nancy E. Fuchs, Esq.
            Fax:  (212) 836-7149

            The Phildrew Ventures Fourth Fund
            Triton Court
            14 Finsbury Square
            London EC2A 1PD
            Attn:     Ron Hobbs
            Fax: 011-44-171-638-2817

            IF TO BUYER:

            c/o Dura Operating Corp.
            2791 Research Drive
            Rochester Hills, Michigan 48309
            Attn:     Karl Storrie
            Fax: (248) 299-7518

            WITH A COPY TO (WHICH SHALL NOT CONSTITUTE NOTICE):

            Hidden Creek Industries
            4508 IDS Center
            Minneapolis, Minnesota 55402
            Attn:  Carl E. Nelson
            Fax: (612) 332-2012

            and:

            Kirkland & Ellis
            200 East Randolph Drive
            Chicago, Illinois  60601
            Attn:     Jeffrey Hammes, P.C.
            Fax: (312) 861-2200

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. EACH OF THE PARTIES HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, OVER ANY LAWSUIT UNDER THIS AGREEMENT AND WAIVES ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN. EACH OF THE PARTIES HEREBY WAIVES THE NECESSITY FOR PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED

MAIL (RETURN RECEIPT REQUESTED), WITH A COPY ALSO BEING SENT BY FACSIMILE (WITH RECEIPT CONFIRMED), IN EACH CASE DIRECTED TO SELLERS OR BUYER AT ITS ADDRESS SET FORTH IN, AND WITH COPIES SENT AS REQUIRED BY, SECTION 11.6 ABOVE, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED ON THE DATE OF ACTUAL RECEIPT. EACH OF THE PARTIES HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. NOTHING IN THIS SECTION 11.7 WILL PROHIBIT PERSONAL SERVICE IN LIEU OF THE SERVICE BY MAIL CONTEMPLATED HEREIN.

          11.8 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          11.9 INCORPORATION OF SCHEDULES; ETC.. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In addition, SECTIONS 1.9 and 1.10 of the FKI Acquisition Agreement are hereby incorporated by reference with respect to SECTIONS 5.1 and 5.3 of this Agreement.

          11.10 CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          11.11 REMEDIES. Each Party acknowledges that the Company's businesses are unique and recognize and affirm that in the event of a breach of this Agreement by any other Party, money damages may be inadequate and such other Party may have no adequate remedy at law.

Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such other Party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without the requirement of posting any bonds or additional security whatsoever).

          11.12 SEVERABILITY OF PROVISIONS. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

          11.13 CURRENCY. Unless otherwise stated, all dollar amounts set forth herein are expressed in United States currency and "Dollars" shall refer to "Unites States Dollars".

          11.14 SUCCESSOR LAWS. Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section or Legal Requirements regardless of how it is numbered or classified.

          11.15 RELEASE OF THE COMPANY. Effective upon the Closing, each of the Sellers hereby irrevocably waives, releases and discharges forever the Company and its Subsidiaries and each of their respective directors, officers and employees from any and all (x) Liabilities and (y) Contracts entered into prior to the date hereof with such Seller whether in its capacity as a Seller hereunder, as a shareholder of the Company or otherwise, including in respect of rights of contribution or indemnification, in each case whether arising hereunder or under any other Contract or otherwise at law or equity, and each of Sellers hereby covenants and agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Company or any of its Subsidiaries, except, in each case to the extent that, in the case of a Management Seller, such Seller is entitled (i) to accrued and unpaid payments of compensation, bonuses and employee benefits and employment related expenses and (ii) to indemnification under the Company's Articles of Association and is not entitled to indemnify a Buyer Party pursuant to
SECTION 8 (without giving effect to any baskets, caps, survival periods or other limitations set forth therein).

          11.16 LIABILITY AS AMONG SELLERS. Notwithstanding anything contained herein to the contrary, the Liability of the Sellers to the Buyer Parties under this Agreement shall be several (including, but not limited to, SECTIONS 7, 8 and 11), based upon their proportionate ownership of the Dollar Ordinary Shares of Company Stock as set forth on SCHEDULE 5.2(a), except that the Liability of the Sellers comprising the Phildrew Ventures Fourth Fund and its Affiliates

(other than UBS Capital B.V.) to the Buyer Parties under this Agreement shall be joint and several. Notwithstanding the foregoing, (A) Buyer acknowledges and agrees that a Seller shall be solely liable for any liability to Buyer under this Agreement that results from:

          (a) a breach by such Seller of Section 5.2, 5.4, 5.8 and 5.18 (solely to the extent the representations set forth in such sections relate solely to such Seller);

          (b) a breach by such Seller of any of the covenants set forth in Sections 7.1, 7.3, 7.4, 7.5 and 11; and

          (c) a fraudulent misrepresentation by such Seller in relation to the representations set out in Section 8;

PROVIDED THAT, for the avoidance of doubt, a Seller shall not be liable for any other Seller's breach of those Sections referred to sub-sections (a) and
(b) above or for the fraudulent misrepresentation of any other Seller, except that, notwithstanding the foregoing, the liability of the Sellers comprising the Phildrew Ventures Fourth Fund which shall be joint and several and (B) several Liability of Sellers under this Agreement with respect to matters not covered by clause (A) shall mean that each Seller shall bear only its pro rata portion (based on its percent of ownership of the Dollar Ordinary Shares owned by all Sellers) of the liability payable under this Agreement with respect to such matter.

          11.17 DELIVERY BY FACSIMILE. This Agreement and any signed Contract entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.

                                *    *    *    *    *

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                              DURA AUTOMOTIVE SYSTEMS (UK) Limited


                              By:  /s/ DAVID BOVEE
                                   ________________________________
                                   Name:  David Bovee
                                   Its: Director

                              By:  /s/ KARL STORRIE
                                   ________________________________
                                   Name: Karl Storrie
                                   Its: Director

No. of Dollar/Sterling       % of the Total        UBS CAPITAL B.V.
Shares of Company               Amount of
        STOCK              Outstanding Shares      By: /s/ CHARLES MOORE
                             of Company Stock          _________________
----------------------     ------------------      Name: Charles Moore
                                                   Its: Attorney-in-fact
8,224,460 Dollar               48.38%
Ordinary Shares
                                                   By: /s/ JUSTIN MACCARONE
25,000 Sterling                50.00%                  ____________________
Ordinary Shares                                    Name: Justin Maccarone
                                                   Its:  Attorney-in-fact

No. of Dollar/Sterling       % of the Total        PHILDREW VENTURES FOURTH FUND
Shares of Company               Amount of          (LP 4907)
     Stock                 Outstanding Shares
                             of Company Stock      By: Canven (CI) Limited,
----------------------     -------------------         Managing General
                                                       Partner
4,270,448 Dollar                 25.1%             By: /s/ MICHAEL D. MCLOUGHLIN
Ordinary Shares                                        ________________________
                                                   Name:  Michael D. McLoughlin
                                                   Its:   Director

12,827 Sterling                  25.6%             By: /s/ JOHANN BARLOCHER
Ordinary Shares                                        ____________________
                                                   Name:  Johann Barlocher
                                                   Its:   Director

No. of Dollar/Sterling      % of the Total        PHILDREW VENTURES FOURTH FUND
Shares of Company               Amount of         (LP 4906)
     Stock                  Outstanding Shares
                             of Company Stock     By: Canven (CI) Limited,
----------------------      ------------------        Managing General
                                                      Partner

2,963,508 Dollar                 17.2%
Ordinary Shares                                    By: /s/ MICHAEL D. MCLOUGHLIN
                                                       _________________________
                                                   Name:  Michael D. McLoughlin
                                                   Its:   Director

8,890 Sterling                   17.8%             By: /s/ JOHANN BARLOCHER
Ordinary Shares                                        ____________________
                                                   Name:  Johann Barlocher
                                                   Its:   Director

No. of Dollar/Sterling      % of the Total         PHILDREW VENTURES FOURTH
Shares of Company             Amount of            (LP4708)
     Stock                  Outstanding Shares
                             of Company Stock      By: Canven (CI) Limited,
----------------------      ------------------         Managing General
                                                       Partner

774,175 Dollar                    4.6%
Ordinary Shares                                    By: /s/ MICHAEL D. MCLOUGHLIN
                                                       _________________________
                                                   Name:  Michael D. McLoughlin
                                                   Its:   Director

2,338 Sterling                    4.7%
Ordinary Shares                                    By: /s/ JOHANN BARLOCHER
                                                       ____________________
                                                   Name:  Johann Barlocher
                                                   Its:   Director

No. of Dollar/Sterling      % of the Total         PHILDREW VENTURES FOURTH
      Fund                    Amount of            (LP 4978)
  Shares of Company        Outstanding Shares
     Stock                  of Company Stock       By: Canven (CI) Limited,
----------------------     ------------------          Managing General
                                                       Partner

316,329 Dollar                    1.9%
Ordinary Shares                                    By: /s/ MICHAEL D. MCLOUGHLIN
                                                       _________________________
                                                   Name:  Michael D. McLoughlin
                                                   Its:   Director

945 Sterling                      1.9%             By: /s/ JOHANN BARLOCHER
Ordinary Shares                                        ____________________
                                                   Name:  Johann Barlocher
                                                   Its:   Director

No. of Dollar/Sterling      % of the Total        HELLER FINANCIAL INC.
Shares of Company           Amount of
     Stock               Outstanding Shares       By:  ILLEGIBLE
                          of Company Stock             _________
----------------------   ------------------       Its: Senior Vice President

100,000 Dollar                     .59%
Ordinary Shares

No. of Dollar/Sterling      % of the Total
Shares of Company           Amount of
     Stock               Outstanding Shares       /s/  J. RICHARD JONES
                          of Company Stock             _____________________
----------------------   ------------------            J. RICHARD JONES

160,000 Dollar           .94%

     In consideration of Dura Automotive Systems (U.K.) Ltd. ("BUYER") entering into the Stock Purchase Agreement, dated the date hereof, among Buyer and the Sellers ("SELLERS") specified therein (the "AGREEMENT"), the undersigned hereby irrevocably and unconditionally guarantees to Sellers the full and prompt payment and performance of each and every obligation of Buyer under the Agreement in accordance with its terms (including, without limitation, the provisions of Section 8 and 11.7) as when such obligations are due. Nothwithstanding the foregoing, it is expressly understood and agreed that the undersigned shall be able to assert each and every right, claim and defense that Buyer has to the payment and performance of such obligations. This guarantee shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other that the State of New York.

Dated: April 8 , 1998                   DURA OPERATING CORP.


                                        By:  /s/ DAVID BOVEE
                                             _______________
                                        Name: David Bovee
                                        Its:  Vice President